                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                 Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Smartflex Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            SMARTFLEX SYSTEMS, INC.
                             14312 FRANKLIN AVENUE
                                 P.O. BOX 2085
                         TUSTIN, CALIFORNIA 92781-2085

                                                                   April 4, 1997

Dear Stockholders:

     Our Annual Meeting of Stockholders will be held on May 14, 1997, at 9:30 a.m., Pacific Time, at the Marriott Hotel, 18000 Von Karman, Irvine, California. I urge you to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key personnel responsible for management of your Company and to answer any questions you may have.

     The formal Notice of Meeting, the Proxy Statement, the proxy card, and the Annual Report to Stockholders describing the Company's operations during the fiscal year ended December 31, 1996 are enclosed.

     I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

     If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. I look forward to seeing you at the May 14, 1997 Annual Meeting of Stockholders.

                                          Very truly yours,

                                          SMARTFLEX SYSTEMS, INC.

                                          /s/ William L. Healey
                                          William L. Healey
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                            SMARTFLEX SYSTEMS, INC.
                             14312 FRANKLIN AVENUE
                                 P.O. BOX 2085
                         TUSTIN, CALIFORNIA 92781-2085

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1997

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Smartflex Systems, Inc. (the "Company"), will be held at the Marriott Hotel, 18000 Von Karman, Irvine, California, on Wednesday, May 14, 1997, at 9:30 a.m., Pacific Time, for the following purposes, which are more fully described in the accompanying Proxy Statement:

        1. To elect five persons to the Board of Directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

        2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

        3. To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof.

     Notice is also hereby given of any and all adjournments and postponements of the Annual Meeting.

     The Board of Directors has fixed the close of business on March 24, 1997, as the record date for determination of the stockholders entitled to notice of and to vote at the 1997 Annual Meeting of Stockholders.

                                          By Order of the Board of Directors,

                                          /s/ Nick E. Yocca
                                          Nick E. Yocca
                                          Secretary

Tustin, California
April 4, 1997

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. THE PROXY IS REVOCABLE AND WILL NOT AFFECT THE RIGHT OF EACH RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

                            SMARTFLEX SYSTEMS, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 14, 1997

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Smartflex Systems, Inc., a Delaware corporation (the "Company"), to be held at the Marriott Hotel, 18000 Von Karman, Irvine, California, at 9:30 a.m. Pacific Time, on Wednesday, May 14, 1997, and at any and all adjournments or postponements thereof (the "Meeting").

     This Proxy Statement is first being mailed or given on or about April 4, 1997 to stockholders entitled to vote at the Meeting.

REVOCABILITY OF PROXIES

     A form of proxy for voting your shares at the Meeting is enclosed. Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by (i) delivering an instrument revoking the proxy to the Secretary of the Company, (ii) executing and returning a proxy bearing a later date, if received by the stock registrar on or before the last business day preceding the meeting, or (iii) appearing and voting in person at the Meeting by written ballot. Subject to such revocation, shares represented by a properly executed proxy received by the Company in time for the Meeting will be voted in accordance with the instructions on the proxy. If no instruction is specified on each proposal, the shares represented by the proxy will be voted FOR the election as directors of the nominees listed on the proxy, and FOR ratification of the appointment of Ernst & Young LLP as independent auditors of the Company. If any other business is properly presented at the Meeting, the proxy will be voted in accordance with the recommendations of the Board of Directors.

PERSONS MAKING THE SOLICITATION

     This solicitation of proxies is being made by the Board of Directors of the Company. It is contemplated that proxies will be solicited through the mails, but officers and regular employees of the Company may solicit proxies personally or by telephone, telegram or facsimile without receiving special compensation therefor. The Company will bear the entire cost of solicitation of proxies including costs associated with the preparation, assembly, printing and mailing of this Proxy Statement and any other materials used in the solicitation of proxies or furnished to stockholders for the Meeting. Upon request, the Company shall reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in mailing these proxy materials to the beneficial owners of the shares held of record by such entities. In addition, the Company may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies, if management determines that it is advisable.

VOTING AT THE MEETING

     The shares of common stock of the Company, $.0025 par value (the "Common Stock"), constitute the only outstanding class of voting securities of the Company. A total of 6,315,958 shares of the Company's Common Stock were outstanding at the close of business on March 24, 1997, which has been fixed as the record date (the "Record Date") for the purpose of determining the stockholders entitled to notice of and to vote at the Meeting. Each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record on the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present or represented at the meeting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and entitled to vote on a proposal.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     Directors are elected at each annual stockholders' meeting to serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors proposes the election of five directors at the Meeting. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Meeting for the election of the nominees presented below. The five nominees are incumbent directors, and the term of office for each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. Each of the nominees has consented to serve as a director for the ensuing year. If any nominee becomes unavailable for any reason before the election, then the enclosed proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable to serve. Election as a director will require the affirmative vote of the holders of a plurality of the outstanding shares of the Company's Common Stock present or represented at the Meeting and entitled to vote thereat.

     The names and certain information concerning the persons to be nominated for election as directors are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

NOMINEES

     The following table and paragraphs set forth the names of and certain information regarding the nominees for election as directors of the Company:

          NAME            AGE             POSITIONS WITH THE COMPANY
------------------------  ----        ----------------------------------
William L. Healey.......   52         President, Chief Executive Officer
                                      and Chairman of the Board of
                                      Directors
William E. Bendush......   48         Director
Alan V. King............   62         Director
William A. Klein........   56         Director
Gary E. Liebl...........   55         Director

     William L. Healey has served as President and Chief Executive Officer of the Company since July 1989, and as a director since its incorporation in September 1993. In January 1996, Mr. Healey was elected Chairman of the Board. Prior to joining Smartflex, Mr. Healey worked at Silicon Systems, Inc. ("Silicon Systems"), a supplier of mixed signal integrated circuits. While employed by Silicon Systems, Mr. Healey was responsible for all manufacturing operations in California and Singapore, and held several senior executive positions, including Senior Vice President of Operations, Vice President of Manufacturing and Director of Wafer Fabrication Operations. Mr. Healey also sits on the Board of privately held Bell Technologies, Inc., a leading provider of electronics products and services to the high technology segment of the electronics industry, and publicly held Praegitzer Industries, a leading provider of printed circuit boards.

     William E. Bendush has served on the Company's Board of Directors since January 17, 1996. From May 1987 to the present time, Mr. Bendush has served as Senior Vice President and Chief Financial Officer of Silicon Systems.

     Alan V. King has served on the Company's Board of Directors since October 1993. Mr. King also serves as Chairman of the Board of Directors of Arithmos, Inc., a developer of mixed signal application specific integrated circuits for flat panel displays, as Chairman of the Board of Directors of Beckmen Displays Inc., a developer of display technology, and as Chairman of the Board of Directors of Berkeley Integrated Technologies, Inc., a developer of battery management integrated circuits. From 1991 to November 1994, Mr. King was the President and Chief Executive Officer of Silicon Systems. As indicated above, Silicon Systems was a principal shareholder and is a supplier to the Company. From 1986 to 1991, Mr. King served as the President and Chief Executive Officer of Precision Monolithics, Inc., a semiconductor company.

     William A. Klein has served on the Company's Board of Directors since January 1994. Mr. Klein has been Chairman of the Board of The Cerplex Group, Inc., a provider of electronic repair services, since its inception in May 1990. Mr. Klein was President and Chief Executive Officer of Century Data, Inc., a disk drive manufacturer, from 1986 to 1990.

     Gary E. Liebl has served on the Company's Board of Directors since January 1994. Mr. Liebl is a private investor and business advisor to chief executive officers and boards of directors. Mr. Liebl serves as Chairman of the Board of Directors of QLogic Corporation, a semiconductor company, as Vice Chairman of the Board of Artisoft, Inc., a software company, and on the Board of privately held Pressure Systems, Inc., a satellite components supplier. Until November, 1996, Mr. Liebl served on the Board of Emulex Corporation, a networking products company, and until April 1990 he held senior management positions, including Chairman and Chief Executive Officer, at Cipher Data Products, Inc., a supplier of tape and optical disk drives to the computer industry.

     There are no family relationships among any of the Company's officers or directors.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held six meetings during the fiscal year ended December 31, 1996. The Board of Directors has established a standing Compensation Committee and an Audit Committee. The Compensation Committee held three meetings in 1996, and also acted from time to time by written consent of all of the members of such Committee. The Audit Committee held two meetings in 1996. Each director attended at least 75% of the aggregate number of meetings of the Board and of the Committees of which he was a member in 1996. The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

     The Compensation Committee provides recommendations concerning salaries and incentive compensation for executive officers and key personnel, and administers the Company's equity incentive plans. Gary E. Liebl (Chairman) and Alan V. King are currently members of the Compensation Committee. Mr. William E. Bendush served on the Compensation Committee from May 1996 to November 1996. During fiscal 1995, Dr. Richard A. Charpie, who resigned from the Company's Board of Directors in January 1996, also served on the Compensation Committee and was its Chairman.

     The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and reviewing internal accounting controls. William E. Bendush (Chairman) and William A. Klein are currently members of the Audit Committee. During fiscal 1996, Dr. Carmelo J. Santoro, whose term of office as member of the Company's Board of Directors expired immediately preceding the 1996 Annual Meeting, also served on the Audit Committee.

EXECUTIVE OFFICERS

     The following table and paragraphs set forth the names of and certain information regarding the executive officers of the Company:

           NAME               AGE            POSITIONS WITH THE COMPANY
--------------------------    ----    -----------------------------------------
William L. Healey.........     52     President, Chief Executive Officer and
                                      Chairman of the Board of Directors
Richard D. Bell...........     52     Vice President of Marketing and Sales
Alfred B. Castleman.......     58     Vice President and Chief Financial
                                      Officer
Christopher J. Rollison...     38     Vice President of Operations
John W. Hohener...........     41     Corporate Controller and Treasurer

     For information on the business background of Mr. Healey, see "Election of Directors -- Nominees" above.

     Richard D. Bell joined Smartflex in 1987, and has served as Vice President of Marketing and Sales of the Company since 1993. Prior to joining Smartflex, Mr. Bell spent nine years in senior technical marketing and sales management positions with Scientific-Atlanta, Inc., a manufacturer of communications and electronics equipment, and Rogers Corporation, a supplier of flex circuits to the hard disk drive market. Mr. Bell served as a member of the Company's Board of Directors in 1993.

     Alfred B. Castleman has served as the Vice President and Chief Financial Officer of the Company since March 1994. Mr. Castleman served as Chief Financial Officer of MCI/Quantel Corporation, an electronic equipment manufacturing and service company, from January 1982 to February 1984, of Micro Linear Corporation, an integrated circuit manufacturer, from February 1984 to March 1992, and of Sherpa Corporation, a commercial software development company, from March 1992 to September 1993.

     Christopher J. Rollison has served as Vice President of Operations since July 1995. Mr. Rollison joined Smartflex at its inception in August 1985 as a senior process engineer. Subsequently, he held a series of positions of increasing responsibility including Director of Operations from 1992 to 1995, culminating in his current role as Vice President of Operations.

     John W. Hohener has served as Corporate Controller and Treasurer of the Company since May 1988. Prior to joining Smartflex, Mr. Hohener spent eight years with Silicon Systems, where he held numerous financial management positions, including Director of Corporate Accounting. Mr. Hohener served as a member of the Company's Board of Directors in 1993.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered for the fiscal year ended December 31, 1996, to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                          ANNUAL COMPENSATION             ------------
                                 --------------------------------------    SECURITIES
                                                            ALL OTHER      UNDERLYING       ALL OTHER
                                                           COMPENSATION     OPTIONS/       COMPENSATION
  NAME AND PRINCIPAL POSITION    SALARY($)     BONUS          ($)(2)        SARS(#)           ($)(3)
-------------------------------  --------     --------     ------------   ------------     ------------
William L. Healey..............  $259,056     $110,776       $ 40,957           --           $ 12,967
  Chairman of the Board,
  President and Chief Executive
  Officer
Richard D. Bell................   140,452       44,950         10,332           --              3,623
  Vice President, Marketing
  and Sales
Alfred B. Castleman............   131,089       40,961         10,914           --              3,594
  Vice President and Chief
  Financial Officer
Christopher J. Rollison........   119,651       38,721          9,248           --              3,563
  Vice President, Operations
John W. Hohener................   105,654       23,558            329           --              3,592
  Corporate Controller and
  Treasurer

---------------

(1) The Company operates and reports financial results on a 52- or 53-week year, ending on the Saturday nearest December 31 each year, and follows a four-four-five week quarterly cycle. For clarity of presentation, the Company has described all periods presented as if the fiscal year ended December 31.

(2) "Other Annual Compensation" for Mr. Healey includes fiscal 1996 auto allowance payments totaling $10,800, tax reimbursements paid on Mr. Healey's behalf totaling $17,520, Long Term Disability Insurance payments totaling $5,643, tax preparation fees of $2,250, Group Life Insurance payments totaling $2,016, medical insurance payments of $1,381, and gasoline expenses of $1,347 for a total of $40,957.

(3) "All Other Compensation" includes fiscal 1996 matching contributions to the Company's 401(k) savings plan for Messrs. Healey, Bell, Castleman, Rollison and Hohener totaling $4,500, $3,623, $3,594, $3,563 and $3,592, respectively. Additionally, for Mr. Healey, the amount includes fiscal 1996 life insurance premiums paid by the Company which totaled $8,467.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     None of the Company's executive officers has an employment contract with the Company, and each one's employment may be terminated at any time at the discretion of the Board of Directors.

     The Compensation Committee has the authority as administrator of the Company's equity incentive plans to provide for the accelerated vesting of the shares of Common Stock subject to outstanding unvested options held by individuals under such plans, including the Company's executive officers and directors, in the event that a change-in-control of the Company occurs.

     Effective January 1, 1996, the Board of Directors adopted an Executive Involuntary Termination Policy (the "Policy"), the purpose of which is to assist terminated executives while they seek other employment. Under the Policy, the President, each Vice President, and certain other executives ("executives") reporting directly to the President are eligible to receive salary continuation and certain other benefits following any involuntary termination of their employment, including a deemed termination resulting from a change-in-control transaction. Under the policy, the term "involuntary termination" excludes termination for cause (which for purposes of this policy is deemed to be gross misconduct and/or willful neglect of duties), retirement, or death. The post-termination salary and benefits continuation period is up to 24 months, in the case of the President, and one month for each year of service to the Company for other covered executives, up to a maximum of 12 months, in the case of Vice Presidents, and up to a maximum of six months, in the case of all other covered executives. All salary continuation benefits will cease upon a terminated executive's obtaining new employment.

OPTION GRANTS

     During the year ended December 31, 1996, options to purchase an aggregate of 20,000 shares of Common Stock were granted to employees. Such options to purchase shares of Common Stock were not granted to any of the Named Executive Officers. Options were granted to the Named Executive Officers commensurate with the Initial Public Offering approximately six months earlier which negated the necessity to issue options in early fiscal 1996.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options for the Named Executive Officers as of December 31, 1996. Also reported are the values for "in the money" options that represent the positive spread between the exercise prices of any of such existing stock options and the closing sale price of the Company's Common Stock as of December 31, 1996.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                     OPTIONS AT DECEMBER 31,     AT DECEMBER 31, 1996($)(1)
                                                             1996(#)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------------------  -----------   -------------   -----------   -------------
William L. Healey................................     25,375         36,625       $ 221,852      $ 189,658
Richard D. Bell(2)...............................      8,250          8,750          93,718         60,080
Alfred B. Castleman..............................     30,625         19,375         381,875        198,125
Christopher J. Rollison..........................      9,625          8,375         115,089         54,251
John W. Hohener..................................      8,688          6,312         110,872         44,968

---------------

(1) Calculated based on a fair market value equal to the reported closing price of the Company's Common Stock on The Nasdaq National Market at December 31, 1996, of $16.50 per share, less the applicable exercise price.

(2) Mr. Bell exercised an option to purchase 3,000 shares of Common Stock in April 1996 at an exercise price of $0.9575.

COMPENSATION OF DIRECTORS

     Commencing with the third fiscal quarter of 1995, non-employee directors are paid an annual retainer of $20,000 per year plus $1,000 for each meeting attended in person. Prior to such time, non-employee directors received no cash compensation for serving on the Board of Directors. Mr. Healey receives no additional compensation for services rendered by him as a director of the Company.

     Pursuant to the Company's 1994 Equity Incentive Plan for Officers, Directors and Consultants (the "1994 Plan"), each of Messrs. King and Klein purchased 8,000 shares of restricted Common Stock and Mr. Liebl was granted an option to purchase 8,000 shares of Common Stock. Such awards became vested as to 25% in June 1994, and vested at the rate of 12.5% per quarter thereafter through December 1995. Pursuant to the Company's 1995 Equity Incentive Plan (the "1995 Plan"), which became effective as of July 31, 1995, each non-employee director is automatically granted a non-qualified stock option to purchase 10,000 shares of Common Stock upon his or her initial election to the Board of Directors, and an additional automatic grant of a non-qualified stock option to purchase 3,000 shares of Common Stock each time such director is reelected to the Board of Directors. Automatic grants are at the fair market price of the Common Stock on the date a director is elected or reelected, as the case may be, and vest as to 50% of the shares covered thereby on the first anniversary of the grant date, and thereafter at the rate of 12.5% of the shares every three months. Mr. Bendush was automatically granted a stock option to purchase 10,000 shares under the 1995 Plan upon his initial election to the Board to fill a vacancy that existed in January 1996. Each of Messrs. Bendush, King, Klein, and Liebl received a grant of 3,000 shares of Common Stock, respectively, upon their election to the board at the May 1996 Annual Meeting. Concurrent with the effectiveness of the 1995 Plan, new grants under the 1994 Plan were discontinued.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee, which currently consists of Messrs. Liebl and King, is primarily responsible for approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also administers the Company's equity-based incentive plans.

     During the fiscal year ended December 31, 1996, Dr. Richard A. Charpie, who resigned from the Company's Board of Directors in January 1996, was also a member of the Compensation Committee and served as its Chairman. Dr. Charpie is the President of Ampersand Venture Management Corporation and the Managing General Partner of Ampersand Ventures, a venture capital investment firm. As of March 19, 1997, Ampersand Specialty Materials and Chemicals II Limited Partnership ("Ampersand Chemicals") and Ampersand Specialty Materials Ventures Limited Partnership ("Ampersand Materials") together owned over 4% of the Company's outstanding Common Stock. During 1995, Dr. Charpie was also a member of the board of directors of ADFlex Solutions, Inc. ("ADFlex"), a principal supplier of components to the Company, and, by virtue of his pecuniary interest in Ampersand Chemicals and Ampersand Materials, indirectly owns over 9% of the outstanding common stock of ADFlex. See "Certain Transactions."

     Until November 1, 1994, Mr. King was the President and Chief Executive Officer of Silicon Systems, and Mr. Bendush is currently Senior Vice President and Chief Financial Officer of Silicon Systems; Carmelo J. Santoro, Ph.D., a member of the Company's Board of Directors during fiscal 1995 and a portion of fiscal 1996, served on the fiduciary Board of Directors of Silicon Systems. Silicon Systems leases warehouse and office facilities, and provides certain maintenance services, in Tustin, California to the Company pursuant to a Facilities and Services Agreement. The Company pays Silicon Systems approximately $30,000 per month under this agreement. In addition, the Company's Singapore subsidiary receives administrative and maintenance services support pursuant to a Facility and Service Agreement from a subsidiary of Silicon Systems. The Company pays the Silicon Systems Singapore subsidiary approximately $25,000 per month under this agreement. The Company is also party to a Volume Purchase Agreement with Silicon Systems, whereby the Company purchases integrated circuits from Silicon Systems and is entitled to certain discounts on purchases made from Silicon Systems if the Company purchases certain minimum volumes of integrated circuits. The Company believes that such purchases and such discounts are on terms and conditions no less favorable to the Company than are available to other volume purchasers of integrated circuits similar to the Company. During 1996 the Company purchased approximately $9.7 million of material from Silicon Systems.

     In July 1996, Silicon Systems, then a subsidiary of TDK was sold to Texas Instruments. In connection with this transaction, the 1,161,614 shares of the Company's Common Stock held by Silicon Systems were transferred to TDK USA Corporation.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") is a standing committee of the Board of Directors of the Company. The Committee's purpose is to provide recommendations to the full Board on salaries and incentive compensation for executive officers and key employees. The Committee is primarily responsible for establishing the criteria for, and the effectiveness of, the Company's executive compensation policies. The Committee is also responsible for the administration of the Company's equity incentive plans.

     The following report is submitted by the Committee regarding executive compensation policies established and executive compensation paid during fiscal year 1996.

     Executive Compensation Policies and Administration. The Committee's compensation policy is designed to provide a competitive compensation system which will enable the Company to attract, retain and reward its executive officers, including the Chief Executive Officer. At present, annual compensation of the Company's executive officers typically consists of base salary, an annual incentive bonus and a grant of stock options. To establish and evaluate the competitiveness and effectiveness of the Company's executive compensation policies the Committee has adopted the following general guidelines:

     - Base salaries must be competitive, within the industry and the local markets where the Company operates, so that the Company can attract and retain qualified executive and management personnel.

     - Company performance should be the primary determinant for both annual bonuses and long-term equity incentives.

     - Senior executives' financial interests should be aligned with those of the other stockholders of the Company, primarily through the use of stock options or other appropriate equity-based awards.

     Section 162(m) of the Internal Revenue Code establishes a limitation on the deductibility of compensation payable in any particular tax year to the Chief Executive Officer and the four most highly compensated executive officers. According to the regulations adopted under Section 162(m), the limitation shall not apply to a compensation plan of a company that becomes public provided the compensation plan existed prior to the time of the company's becoming a public company and provided the compensation plan was described in the company's prospectus for the initial public offering in accordance with applicable securities laws. The Company's 1994 Plan and 1995 Plan are therefore not subject to the restrictions of Section 162(m). The Company has not paid, and does not foresee any payment authorized in fiscal 1996 of, any compensation that would be non-deductible under Section 162(m).

     Base Salaries and Employee Benefit Programs. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Committee believes that base salary rates and employee benefits should be comparable to those of similar companies in the Company's industry, taking into account factors such as geographic location, size and operating history. In establishing executive salaries, the Committee also considers the Southern California location of the Company's headquarters. The cost of living in Southern California is generally more expensive than other geographic areas of the United States.

     At the beginning of each fiscal year, the Committee establishes base salaries of executives based upon independent studies of comparable salaries in similarly sized companies in the Company's industry segment. The performance of the Company with respect to annual revenue growth and earnings as well as the individual's performance are also considered in establishing base salaries. Base salaries and employee benefits of executives, including the Named Executives, were increased in 1996 based on the Committee's subjective evaluation of the Company's need to be more competitive and to fairly compensate employees for enlarged responsibilities occasioned by the Company's growth.

     Performance-Based Compensation. Annual bonuses are granted by the Board of Directors, based upon recommendations of the Committee, and are intended to provide an annual incentive to executive officers by recognizing individual achievement and Company performance during the fiscal year. Incentive compensation target levels, with the relative weightings ascribed to such target levels, are set in advance at the beginning of each fiscal year by the Compensation Committee based upon:

     - the Company achieving certain revenue and earnings targets

     - specific performance goals for each plan participant

At the end of the fiscal year, the actual performance is measured against these goals to determine the amount of an executive's bonus. In addition, the Committee also considers the incentive compensation policies instituted by companies with comparable revenues and numbers of employees, among other factors that the Committee deems significant. In 1996 the percentage of bonus compensation was approximately 11% to 38% of each executive's base salary.

     Stock Options. In order to reward performance and to provide an incentive that will align the financial interests of management with those of the stockholders, the Committee makes discretionary grants of stock options under the Company's equity incentive plans to executive officers and key employees of the Company on a periodic basis. The Committee believes that stock option grants reward executives and other key employees for long-term performance, which maximizes stockholder value, and that such grants should represent a significant portion of each executive's total compensation package. Prior to July 1995, such stock option grants to management were granted under the Company's 1993 Equity Incentive Plan (the "1993 Plan"). Concurrent with the effectiveness of the Company's initial public offering of stock on July 31, 1995, the 1993 Plan was discontinued and such grants are now being made under the Company's 1995 Plan. There were no stock options grants to executive officers during the fiscal year ended December 31, 1996, because meaningful grants had been made to such persons shortly before commencement of fiscal 1996.

     Chief Executive Officer's Compensation. Mr. Healey's base salary level is subject to annual review and evaluation. During fiscal 1996, Mr. Healey's base salary was increased to $261,450, and he was awarded an annual incentive award of $99,709. As mentioned above, the Committee considered both objective and subjective factors in determining Mr. Healey's base salary and incentive award for 1996. Some of the factors that were considered by the Committee in determining Mr. Healey's compensation were: the Company's consistent profitability over 28 consecutive fiscal quarters, overall financial performance, Mr. Healey's role in implementing the Company's stated strategic goals, and recruiting and organizing a cohesive management team. The Committee also based Mr. Healey's compensation on published surveys that track compensation levels of executives in similarly sized companies.

                                          Alan V. King
                                          Gary E. Liebl, Chairman

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report, and the performance graph immediately following, shall not be incorporated by reference into any such filings.

COMPANY PERFORMANCE

     The following graph shows a comparison of cumulative total returns for the Company, the Center for Research in Securities Prices Index for The NASDAQ Stock Market (United States Companies) (the "NASDAQ Index"), and a weighted composite peer group selected by the Company (the "Peer Group"), for the period that commenced on July 31, 1995 (the date on which the Company's Common Stock was first registered under the Exchange Act) and ended on December 31, 1996. The Company's Peer Group is NASDAQ's SIC Code 7373 Index, and the Peer Group index is weighted by the market equity capitalization of each constituent company. Cumulative total returns are calculated assuming that $100 was invested on July 31, 1995, and that all dividends were reinvested.

                     COMPARISON OF TOTAL CUMULATIVE RETURN
                   (NASDAQ INDEX, PEER GROUP AND THE COMPANY)

      MEASUREMENT PERIOD           SMARTFLEX       INDUSTRY
    (FISCAL YEAR COVERED)         SYSTEMS INC        INDEX       BROAD MARKET
1995                                    100.00          100.00          100.00
1995                                    114.52          123.73          102.74
1996                                    106.45          131.32          127.67

CERTAIN TRANSACTIONS

     The Company was incorporated in Delaware on September 17, 1993 to acquire all of the assets and liabilities of Smartflex Systems (the "Smartflex Partnership"), which was founded in November 1985 as a joint venture between Rogers Corporation, a supplier of flex circuits to the hard disk drive ("HDD") market, and Silicon Systems, a supplier of mixed signal integrated circuits to the HDD market. In June 1993, J.V. Acquisition Corporation ("JVAC") purchased a partnership interest in the Smartflex Partnership and Rogers' partnership interest was thereupon redeemed. In September 1993, the Company was incorporated for the purpose of acquiring all of the assets and assuming all of the liabilities of the Smartflex Partnership.

     In connection with the incorporation of the Company in 1993, the Company sold to Messrs. Healey, Bell, Hohener, Rollison, Merle Ihrman, and to Robert Fischer, a former employee of the Company, an aggregate of 320,000 shares of Common Stock at a purchase price of $0.9575 per share, pursuant to Founders Restricted Stock Purchase Agreements dated as of September 28, 1993.

     Under an Agreement to Transfer Partnership Assets to Corporation, dated as of October 4, 1993, among the Company, Silicon Systems and JVAC, the Company purchased from Silicon Systems and JVAC all of the partnership assets and liabilities of the Smartflex Partnership, in exchange for an aggregate of 8,500,000 shares of Series A Preferred Stock of the Company, and Silicon Systems and JVAC became the Company's two largest stockholders. In July 1995, the Company issued 1,700,000 shares of Common Stock to JVAC in exchange for substantially all of the assets of JVAC, which consisted primarily of 4,250,000 shares of the Company's Series A Preferred Stock. Immediately after the consummation of this exchange, JVAC dissolved and distributed all of its assets to its two stockholders, Ampersand Chemicals and Ampersand Materials. See "Compensation Committee Interlocks and Insider Participation."

     Stuart A. Auerbach, who served on the Company's Board of Directors from April 1995 until January 1996, joined Ampersand Venture Management Corporation in March 1991, and has been a Partner of Ampersand Ventures since August 1993. During 1995, Mr. Auerbach was also a member of the board of directors of ADFlex, a material supplier to the Company, and, by virtue of his pecuniary interest in ASMC-II Management Company Limited Partnership, indirectly owns over 9% of the outstanding common stock of ADFlex. See "Compensation Committee Interlocks and Insider Participation."

     Immediately prior to the Company's initial public offering of Common Stock in July 1995, AMP Incorporated ("AMP") of Harrisburg, Pennsylvania owned over 10% of the Company's outstanding Common Stock. The Company purchases components from AMP in the ordinary course of business. These purchases totaled approximately $2.0 million in 1996. The Company believes that such purchases are on terms and conditions no less favorable than are available to other purchasers of similar components who purchase in similar quantities. As of the date hereof, the Company believes that AMP holds less than 5% of the Company's outstanding Common Stock.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Based solely upon its review of the copies of reporting forms furnished to the Company, and written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers and any persons holding 10% or more of the Company's Common Stock with respect to the Company's fiscal year ended December 31, 1996, were satisfied.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 19, 1997, certain information regarding the beneficial ownership of the Company's outstanding Common Stock by
(i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL        PERCENTAGE OF
                        NAME AND ADDRESS                       OWNERSHIP(*)        CLASS(%)(1)
    ---------------------------------------------------------  ------------       -------------
    TDK U.S.A. Corporation...................................    1,161,614             18.4
      12 Harbor Park Drive
      Port Washington, NY 11050-4649
    Kopp Investment Advisors.................................      643,700(2)          10.2
      6600 France Avenue South, Suite 672
      Edina, MN 55435
    LeRoy C. Kopp............................................      663,700(3)          10.5
      6600 France Avenue South, Suite 672
      Edina, MN 55435
    William L. Healey........................................      192,254(4)           3.0
    William E. Bendush.......................................        7,750(5)             *
    Alan V. King.............................................        9,500(5)             *
    William A. Klein.........................................        9,500(5)             *
    Gary E. Liebl............................................        9,500(5)             *
    Richard D. Bell..........................................       60,524(6)             *
    Alfred B. Castleman......................................       41,230(7)             *
    Christopher J. Rollison..................................       31,730(8)             *
    John W. Hohener..........................................       39,341(9)             *
    All directors and executive officers as a group (9
      persons)...............................................      401,329              6.3

---------------

(*) Indicates less than 1%.

(1) Calculated based on 6,313,038 shares of the Company's Common Stock outstanding on March 19, 1997. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 19, 1997 are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(2) Based on a Schedule 13G, and amendments thereto, filed by Kopp Investment Advisors. Amount includes 643,700 shares deemed to be beneficially owned by Kopp Investment Advisors.

(3) Based on a Schedule 13G filed by LeRoy C. Kopp. Amount includes 663,700 shares deemed to be beneficially owned by LeRoy C. Kopp.

(4) Includes 32,375 shares subject to presently exercisable options or options that become exercisable within 60 days of March 19, 1997.

(5) As to Mr. Bendush, includes 7,750 shares, and as to Messrs. King, Klein, and Liebl, includes 1,500 shares subject to presently exercisable options or options that become exercisable within 60 days of March 19, 1997.

(6) Includes 10,125 shares subject to presently exercisable options or options that become exercisable within 60 days of March 19, 1997.

(7) Includes 34,375 shares subject to presently exercisable options or options that become exercisable within 60 days of March 19, 1997.

(8) Includes 11,375 shares subject to presently exercisable options or options that become exercisable within 60 days of March 19, 1997.

(9) Includes 10,063 shares subject to presently exercisable options or options that become exercisable within 60 days of March 19, 1997.

                                  PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Since the Company's inception, Ernst & Young LLP, independent auditors, have provided audit services to the Company including the examination of the Company's consolidated financial statements for the year ended December 31, 1996. The Board of Directors has selected Ernst & Young LLP to audit the Company's consolidated financial statements for the year ending December 31, 1997, and recommends that stockholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to appropriate questions from stockholders, and will have an opportunity to make a statement if he or she so desires.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's next Annual Meeting to be held in 1998 must be received in writing at the Company's principal executive offices, at the address set forth on the Notice of Annual Meeting which accompanies this Proxy Statement, Attention -- Investor Relations, on or before December 4, 1997, in order to be considered for inclusion in the proxy materials relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know prior to making this solicitation of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with the recommendations of the Board of Directors on such matters, and discretionary authority to do so is included in the proxy.

                                          /s/ Nick E. Yocca
                                          Nick E. Yocca, Secretary

Dated: April 4, 1997

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND COMMISSION, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, SMARTFLEX SYSTEMS, INC., 14312 FRANKLIN AVENUE, P.O. BOX 2085, TUSTIN, CALIFORNIA 92781-2085.

                                  DETACH HERE


                            SMARTFLEX SYSTEMS, INC.

               1997 ANNUAL MEETING OF STOCKHOLDERS - MAY 14, 1997

          THIS PROXY IS SOLICITED IN BEHALF OF THE BOARD OF DIRECTORS


P               The undersigned hereby appoints William L. Healey and Alfred B.
        Castleman, and each of them, individually, as the attorney, agent and
R proxy, with full power of substitution, of the undersigned and to vote, as designated on the reverse side, all the shares of Common Stock of
O Smartflex Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Smartflex Systems, Inc. to be held at
X the Marriott Hotel, 18000 Von Karman, Irvine, California on Wednesday, May 14, 1997, at 9:30 a.m., Pacific Time, or at any adjournment thereof.
Y
                                                                    ------------
IMPORTANT - PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY.  SEE REVERSE
                                                                        SIDE
                                                                    ------------

                                  DETACH HERE

[X] Please mark votes as in this example.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER BELOW. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS OF THE NOMINEES NAMED BELOW ON THIS PROXY AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

    1. ELECTION OF DIRECTORS
       NOMINEES: William L. Healey, William E. Bendush, Alan V. King, William A. Klein and Gary E. Liebl

                             FOR          WITHHELD
                             [ ]            [ ]

    [ ]
       --------------------------------------
       For all nominees except as noted above


    2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS
       INDEPENDENT AUDITORS:

                     FOR          AGAINST          ABSTAIN
                     [ ]            [ ]              [ ]

    3. IN THEIR DISCRETION, UPON OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full titles as such.

Signature:                  Date:       Signature:                  Date:
         ------------------      ------          ------------------      ------